Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONNECTM

Unless the context otherwise requires, all references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM” section to “we,” “us,” or “our” refer to ConnectM Technologies, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/consent solicitation statement/prospectus, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections of this proxy statement/consent solicitation statement/prospectus titled “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

ConnectM is a clean energy technology and solutions provider for residential and light commercial buildings and all-electric original equipment manufacturers (OEMs), with a proprietary digital platform to accelerate the transition to solar and all-electric heating, cooling and transportation. By leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, we believe we are making electrification more user friendly, more affordable, more precise, and more socially impactful. To that end, we have built a vertically integrated company with wholly-owned service networks and the full technology stack to power them. ConnectM customers are able to reduce their energy dependence on fossil fuels, overall energy costs and carbon footprint.

Our technology platform encompasses marketing to life cycle management, customer care to claims processing, and finance to rebates/incentives. Our architecture melds artificial intelligence with the humankind, and learns from the data it generates to become better at providing technology solutions to customers and quantifying customer lifetime value. In addition to digitizing electrification end-to-end, we also reimagined the underlying business model to minimize customer churn while maximizing trust and improving environmental impact.

We believe that our enhanced user experience, aligned values, and competitive cost enjoys broad appeal. Our customer’s electrification needs typically grow over time to encompass more and higher value products such as heat pumps, highly efficient air conditioners, solar roof, battery storage, electric vehicles and weatherization. These progressions can generate increases in customer lifetime value. We expect our business to benefit from highly recurring, predictable, and naturally growing revenue streams; a level of automation that we believe satisfies our customers while collapsing costs; and an architecture that generates and employs data to price and implement electrification solutions with greater precision, which will also benefit our customers and our strategic OEM partners.

Results of Operations

The following table sets forth ConnectM’s statement of operations for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,
	2024	2023
Revenues	$5,755,195	$5,267,651
Costs and expenses:
Cost of revenues	3,770,386	3,546,732
Selling, general and administrative expenses	3,399,447	2,709,609
Loss from operations	(1,414,638)	(988,690)
Other income (expense):
Interest expense	(512,385)	(140,562)
Loss on Extinguishment of Debt	(591,864)	—
Other income (expense), net	(84,486)	209,416
Total Other Expense	(1,188,735)	68,854
Loss before income taxes	(2,603,373)	(919,836)
Income tax benefit	—	—
Net loss	(2,603,373)	(919,836)

The following table sets forth ConnectM’s statement of operations for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
Revenues	$19,972,239	$15,441,315
Costs and expenses:
Cost of revenues	14,934,962	11,404,224
Selling, general and administrative expenses	12,320,295	7,315,381
Loss on impairment	181,853	589,299
Loss from operations	(7,464,871)	(3,867,589)
Other income (expense):
Interest expense	(1,431,354)	(281,808)
Loss on extinguishment of debt	(370,320)	—
Other income, net	67,691	65,408
Total Other Income (Expense)	(1,733,983)	(216,400)
Loss before income taxes	(9,198,854)	(4,083,989)
Income tax benefit	—	541,406
Net loss	(9,198,854)	(3,542,583)

Key Components of the Results of Operations

Revenue

The Company generates revenue from HVAC system services, solar system services (residential and commercial), roofing services, and managed services.

HVAC System Services

The Company generates revenue from HVAC equipment sales, as noted above, as well as through installation of the HVAC equipment and agreements that provide for various service associated with HVAC equipment the Company has sold to its customers (i.e., maintenance visits, remote technical support, etc.). The services involve a combination of labor and underlying parts cost; however, these items are not separated as they are both required to achieve the end objective of providing the total service. The Company’s revenue is generated from customers located throughout the U.S. and India.

Solar System Services — Residential

The Company generates revenue from solar panel services that include services such as solar panel repairs and solar panel installations. The services involve a combination of labor and underlying parts cost; however, these items are not separated as they are both required to achieve the end objective of providing the total service.

Solar System Services — Commercial

For large commercial and utility grade energy storage system installation which consist of the engineering, design and installation of the system, customers make milestone payments that are consistent with contract-specific phases of a project.

Roofing Services

The Company generates revenue through roofing services that include services including, but not limited to, roof repairs, skylight installations, or complete roof replacements. The services involve a combination of labor and inventory required to perform such services; however, these items are not separated as they are both required to achieve the end objective of providing the total service. Each transaction is a distinct performance obligation, priced on a standalone basis, which provides benefit to the customer. Revenue is recognized as the services are performed which is normally a day or less. As such, recognition over time approximates a point in time.

Managed Services

Beginning in 2023, the Company entered into managed services contracts with external third parties. Under these contracts with its customers, the Company is responsible for running the day-to-day operations of these third parties, including human resources and people management, procurement, marketing, lead generation, and centralizing vendor management.

Operating Expenses

Cost of Revenue

Cost of Revenue consists of personnel-related expenses, including salaries, benefits and stock-based compensation, and facility costs for our operations and manufacturing teams. Cost of Revenue also includes expenses for costs of equipment and professional services related to the maintenance or installation of equipment. ConnectM expects its operations costs to increase in the foreseeable future as it continues to invest in the expansion of its operations.

Selling, General and Administrative

Selling, general and administrative expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, depreciation and amortization, and allocated facility costs for our business development, marketing, corporate, executive, finance, legal, human resources, IT, and other administrative functions. General and administrative expenses also include expenses for outside professional services, including legal, auditing and accounting services, recruitment expenses, travel expenses and certain non-income taxes, insurance, and other administrative expenses.

ConnectM expects its selling, general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and because of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, increased insurance expenses, investor relations activities, and other administrative and professional services.

Interest expense

Interest expense results from interest on the Company’s outstanding loans. ConnectM may utilize debt to finance its future acquisitions and fund operations and therefore, interest expense incurred may increase in future periods.

Loss on extinguishment of debt

During the three months ended March 31, 2024 and during the year ended December 31, 2023, the Company amended certain of its debt agreements. The Company concluded that the amended terms of the agreements were substantially different from the term of the initial agreements, causing the Company to account for this amendment as extinguishments of the previous debt facility. For further information, please see the audited consolidated financial statements included within this proxy statement/prospectus.

Other Income (Expense), net

Other income (expense) consists of miscellaneous non-operating items, including changes in the fair value of the Company’s convertible debt that it has elected to account for utilizing the fair value option.

Comparison of the Three Months Ended March 31, 2024 and 2023 — Revenues:

Revenue

	Three months ended March 31,
	2024	2023	Change	Change (%)
Revenues	$5,755,195	$5,267,651	$487,544	9%

Revenue increased approximately $0.5 million, or 9%, to $5.8 million for the three months ended March 31, 2024 from $5.3 million for the three months ended March 31, 2023. This increase was primarily driven primarily by the Company’s new managed services offering, which yielded in increase in revenues for the three months ended March 31, 2023 of $1.7 million. This increase was primarily offset by a decline in the Company’s decarbonization segment of $1.1 million. This decrease in the decarbonization segment was driven by inclement weather during the three months ended March 31, 2024, which caused a decline in solar installations during this period.

Comparison of the Year Ended December 31, 2023 and 2022 — Revenues:

Revenue

	Year Ended December 31,
	2023	2022	Change	Change (%)
Revenues	$19,972,239	$15,441,315	$4,530,924	29%

Revenue increased approximately $4.5 million, or 29%, to $20.0 million for the year ended December 31, 2023 from $15.4 million for the year ended December 31, 2022. This increase was primarily driven by the acquisitions of Bourque Heating and Cooling Company, Inc. on February 14, 2022, Airflow Service Company, Inc. in May of 2022, and Florida Solar, Inc. in December of 2022. The revenues from these acquired companies was approximately $8.4 million for the year ended December 31, 2023 as compared to $4.1 million for the year ended December 31, 2022. Additionally, revenue increased by $0.6 million for the year ended December 31, 2023 due to the Company’s Managed Service arrangements, which did not exist in 2022. These increases were offset by a decline in revenues of $0.5 million resulting from the Company’s winding down of its Designed Temperatures, Inc. business during the year ended December 31, 2023. On a go-forward basis, the Company expects that a large portion of its increases in revenues will be attributable to its growing managed services business.

Comparison of the Three Months Ended March 31, 2024 and 2023 — Cost of Revenues:

Cost of revenues

	Three months ended March 31,
	2024	2023	Change	Change (%)
Cost of revenues	$3,770,386	$3,546,732	$223,654	6%

Cost of revenues increased $0.2 million, or 6%, to $3.8 million for the three months ended March 31, 2024 from $3.5 million for the three months ended March 31, 2023. This increase was primarily driven by the Company’s new managed services offering, which yielded in increase in cost of revenues for the three months ended March 31, 2023 of $0.9 million. This increase was offset by a decline in the Company’s decarbonization segment of $0.5 million, which was driven by the decrease in revenues for this segment, as described above, and higher material costs for the three months ended March 31, 2024.

Comparison of the Year Ended December 31, 2023 and 2022 — Cost of Revenues:

Cost of revenues

	Year Ended December 31,
	2023	2022	Change	Change (%)
Cost of revenues	$14,934,962	$11,404,224	$3,530,738	31%

Cost of revenues increased $3.5 million, or 31%, to $14.9 million for the year ended December 31, 2023 from $11.4 million for the year ended December 31, 2022. This increase was primarily driven by the acquisitions of Bourque Heating and Cooling Company, Inc. on February 14, 2022, Airflow Service Company, Inc. in May of 2022, and Florida Solar, Inc. in December of 2022. The cost of revenues from these acquired companies was approximately $8.1 million for the year ended December 31, 2023 as compared to $6.0 million for the year ended December 31, 2022. Furthermore, the Company experienced incremental cost of revenues of $0.4 million associated with its Managed Services, which the Company did not provide during the year ended December 31, 2022. The remainder of the change as compared to the year ended December 31, 2022 relates to the Company’s winding down of its Designed Temperatures, Inc. business during the year ended December 31, 2023, resulting in decreased cost of revenues of approximately $0.7 million. The remainder of the change was primarily due to increases in cost of revenues within our CMI business. On a go-forward basis, the Company expects that a large portion of its increases in costs of revenues will be attributable to its growing managed services business.

Comparison of the Three Months Ended March 31, 2024 and 2023 — Gross Profit:

	Three months ended March 31,
	2024	2023	Change	Change (%)
Gross margin – Electrification Segment	$599,151	$540,185	$58,966	11%

Gross margin for the Electrification Segment increased $59 thousand, or 11%, to $0.6 million for the three months ended March 31, 2024 from $0.5 million for the three months ended March 31, 2023. This increase was primarily driven by improved labor utilization and reduced material costs.

	Three months ended March 31,
	2024	2023	Change	Change (%)
Gross margin – Decarbonization Segment	$649,177	$1,263,887	$(614,710)	-49%

Gross margin for the Decarbonization segment decreased approximately $0.6 million, or 49%, to $0.6 million for the three months ended March 31, 2024 from $1.3 million for the three months ended March 31, 2023. This decrease was primarily driven by lower labor utilization, inclement weather which inhibited solar panel installation, and higher material costs.

	Three months ended March 31,
	2024	2023	Change	Change (%)
Gross margin – OEM/EV Segment	$(66,925)	$(83,153)	$16,228	-20%

Gross margin for the OEM/EV segment increased approximately $16 thousand to $67 thousand for the three months ended March 31, 2024 from $83 thousand for the three months ended March 31, 2023. This increase was driven by lower material costs for the three months ended March 31, 2024.

	Three months ended March 31,
	2024	2023	Change	Change (%)
Gross margin – Managed Services Segment	$803,406	$—	$803,406	—

Gross margin for the Managed Services segment was approximately $0.8 million for the three months ended March 31, 2024. The Managed Services segment did not exist during the three months ended March 31, 2023. Going forward, the Company expects its Managed Services segment to be a source of significant growth in the future. Gross Margins may change as this business expands and matures and the Company identifies synergies in its service offering.

Comparison of the Year Ended December 31, 2023 and 2022 — Gross Profit:

	Year Ended December 31,
	2023	2022	Change	Change (%)
Gross margin – Electrification Segment	$2,229,470	$2,516,787	$(287,317)	-11%

Gross margin for the Electrification Segment decreased $0.3 million, or 11%, to $2.2 million for the year ended December 31, 2023 from $2.5 million for the year ended December 31, 2022. This decrease was primarily driven by increase in costs of revenue driven by the Company’s CMB and AFS businesses by approximately $0.6 million. This increase was offset by gross margin savings as a result of the winding down of the Company’s Designed Temperatures, Inc. business during the year ended December 31, 2023 which had a negative gross margin of $0.2 million for the year ended December 31, 2022.

	Year Ended December 31,
	2023	2022	Change	Change (%)
Gross margin – Decarbonization Segment	$3,025,666	$1,506,427	$1,519,239	101%

Gross margin for the Decarbonization segment increased approximately $1.5 million, or 101%, to $3.0 million for the year ended December 31, 2023 from $1.5 million for the year ended December 31, 2022. This increase was primarily driven by the acquisition of Florida Solar, Inc. in December of 2022. Total gross profit for Florida Solar, Inc. for the year ended December 31, 2023 was approximately $1.5 million.

	Year Ended December 31,
	2023	2022	Change	Change (%)
Gross margin – OEM/EV Segment	$(425,744)	$13,877	$(439,621)	-3168%

Gross margin for the OEM/EV segment decreased approximately $0.4 million to (0.4) million for the year ended December 31, 2023 from $14 thousand for the year ended December 31, 2022. This decrease was driven by increases in labor costs within the Company’s CMI business unit of approximately $0.4 million for the year ended December 31, 2023.

	Year Ended December 31,
	2023	2022	Change	Change (%)
Gross margin – Managed Services Segment	$207,885	$—	$207,885	—

Gross margin for the Managed Services segment was approximately $0.2 million for the year ended December 31, 2023. The Managed Services segment did not exist during the year ended December 31, 2022. Going forward, the Company expects its Managed Services segment to be a source of significant growth in the future. Gross Margins may change as this business expands and matures and the Company identifies synergies in its service offering.

Comparison of the Three Months Ended March 31, 2024 and 2023 — Selling, General and Administrative:

Selling, General and Administrative

	Three months ended March 31,
	2024	2023	Change	Change (%)
Selling, general and administrative expenses	$3,399,447	$2,709,609	$689,838	25%

Selling, general and administrative expense increased $0.7 million, or 25% to $3.4 million for the three months ended March 31, 2024 from $2.7 million for the three months ended March 31, 2023. The increase was due to the Company experiencing incremental selling, general, and administrative costs associated with its Managed Service Offering of approximately $0.7 million for the three months ended March 31, 2024.

Comparison of the Year Ended December 31, 2023 and 2022 — Selling, General and Administrative:

Selling, General and Administrative

	Year Ended December 31,
	2023	2022	Change	Change (%)
Selling, general and administrative expenses	$12,320,295	$7,315,381	$5,004,914	68%

Selling, general and administrative expense increased $5.0 million, or 68% to $12.3 million for the year ended December 31, 2023 from $7.3 million for the year ended December 31, 2022. This increase was primarily driven by the acquisitions of Bourque Heating and Cooling Company, Inc. on February 14, 2022, Airflow Service Company, Inc. in May of 2022, and Florida Solar, Inc. in December of 2022. The selling, general, and administrative expenses from these acquired companies was approximately $3.3 million for the year ended December 31, 2023 as compared to $1.5 million for the year ended December 31, 2022. Additionally the Company experienced incremental selling, general, and administrative costs associated with its Managed Service Offering of approximately $0.3 million for the year ended December 31, 2023. Furthermore, the Company experienced incremental selling, general and administrative expenses that were determined not to be capitalizable as deferred offering costs of approximately $1.8 million during the year ended December 31, 2023 that relate to recurring audit, accounting, and other professional services that were not directly related to the Company’s transaction with MCAC. Furthermore, the Company established its postretirement benefit plans in January of 2023 and incurred approximately $0.1 million in incremental expenses associated with these plans. The remainder of the increase pertains to an increase in administrative costs as the Company begins to establish other lines of business and increases in advertising-related expenses.

Comparison of the Year Ended December 31, 2023 and 2022 — Loss on Impairment:

Loss on Impairment

	Year Ended December 31,
	2023	2022	Change	Change (%)
Loss on impairment	$181,853	$589,299	$(407,446)	-69%

During the year ended December 31, 2023 the Company recognized an impairment of goodwill of $181,853 within its Electrification segment. During the year ended December 31, 2022, the Company recognized an impairment of goodwill of $490,736 and an impairment of long lived assets of $98,563 within its Electrification segment.

Comparison of the Three Months Ended March 31, 2024 and 2023 — Interest Expense:

Interest Expense

	Three months ended March 31,
	2024	2023	Change	Change (%)
Interest expense	$(512,385)	$(140,562)	$(371,823)	265%

Interest expense increased $0.4 million to $0.5 million for the three months ended March 31, 2024 from $0.1 million for the three months ended March 31, 2023. This increase was primarily driven by the issuance of the Company’s secured promissory notes and convertible notes throughout 2023 and during the three months ended March 31, 2024. For further information regarding the different debt instruments issued throughout 2023 and during the three months ended March 31, 2024, please see the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2024 and 2023 and the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 elsewhere within this proxy statement/prospectus.

Comparison of the Year Ended December 31, 2023 and 2022 — Interest Expense:

Interest Expense

	Year Ended December 31,
	2023	2022	Change	Change (%)
Interest expense	$(1,431,354)	$(281,808)	$(1,149,546)	408%

Interest expense increased $1.1 million to $1.4 million for the year ended December 31, 2023 from $0.3 million for the year ended December 31, 2022. This increase was primarily driven by the issuance of the Company’s secured promissory notes, convertible notes, and seller notes issued in connection with the multiple acquisitions completed throughout 2022. There were no acquisitions in 2023. Furthermore, interest expense increased due to the discount issued associated with the Company’s Libertas Future Receipts agreements totaling $0.3 million for the year ended December 31, 2023. For further information regarding the Company’s debt outstanding, please refer to the notes to the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022.

Comparison of the Three months Ended March 31, 2024 and 2023 — Loss on Extinguishment of Debt:

Loss on Extinguishment of Debt

	Three months ended March 31,
	2024	2023	Change	Change (%)
Loss on extinguishment of debt	$(591,864)	$—	$(591,864)	—

During the three months ended March 31, 2024, the Company amended certain of its debt agreements. The Company concluded that the amended terms of the agreements were substantially different from the terms of the initial agreements, causing the Company to account for this amendment as extinguishments of the previous debt facility. For further information, please see the unaudited condensed consolidated interim financial statements as of and for the three months ended March 31, 2024 and 2023 within this proxy statement/prospectus.

Comparison of the Year Ended December 31, 2023 and 2022 — Loss on Extinguishment:

Loss on Extinguishment

	Year Ended December 31,
	2023	2022	Change
Loss on extinguishment	$(370,320)	$—	$(370,320)

During the year ended December 31, 2023, the Company amended certain of its debt agreements. The Company concluded that the amended terms of the agreements were substantially different from the terms of the initial agreements, causing the Company to account for this amendment as extinguishments of the previous debt facility. For further information, please see the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022.

Comparison of the Three months Ended March 31, 2024 and 2023 — Other Income

Other Income

	Three months ended March 31,
	2024	2023	Change	Change (%)
Other income (expense)	$(84,486)	$209,416	$(293,902)	-140%

Other income (expense) decreased $293 thousand to ($84) thousand for the three months ended March 31, 2024 from $0.2 million for the three months ended March 31, 2023. This primarily relates to the fair value adjustment associated with the Company’s outstanding convertible notes. For further information regarding this fair value adjustment, please refer to the unaudited condensed consolidated interim financial statements as of March 31, 2024 and 2023 elsewhere within this proxy statement/prospectus.

Comparison of the Year Ended December 31, 2023 and 2022 — Other Income

Other Income

	Year Ended December 31,
	2023	2022	Change	Change (%)
Other income	$67,691	$65,408	$2,283	3%

Other income decreased nominally during the year ended December 31, 2023 as compared to the year ended December 31, 2022. This primarily relates to the fair value adjustment associated with the Company’s outstanding convertible notes. For further information regarding this fair value adjustment, please refer to the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022.

Liquidity and Capital Resources

To date, ConnectM has funded its operations primarily through the issuances of convertible preferred units of approximately $12.0 million and through various borrowings. For further information regarding the Company’s debt outstanding, please refer to the unaudited condensed consolidated interim financial statements as of March 31, 2024 and 2023.

We require capital to fund our operating expenses and capital expenditures. Additional capital is necessary to fund ongoing operations, continue research, development efforts, improve infrastructure, and execute on our acquisition strategy. Our ability to access the capital markets will influence the rate at which we deploy capital. Future capital requirements will depend on many factors, including:

•	Seeking and obtaining market access approvals;

•	Establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support our growth;

•	Addressing any competing technological and market developments;

•	Technological or manufacturing difficulties, design issues or other unforeseen matters;

•	Identifying attractive acquisition targets that align with our current businesses; and

•	Attracting, hiring, and retaining qualified personnel.

If we successfully raise additional capital, we may accelerate certain development programs and other investments. There can be no assurance that additional funds will be available to us on favorable terms or at all. If we cannot raise additional funds this will lead us to delay or reduce or stop certain development activities and pursue the reduction of certain components of our operating expenses. If we cannot raise additional funds when needed, our financial condition, results of operations, and cash flows, business and prospects may be materially and adversely affected.

Secured Promissory Notes

In February of 2022, the Company entered into secured promissory note agreements (the “Secured Promissory Notes with two individual lenders for a total of $1.4 million. In connection with the issuance of the Secured Promissory Notes, the Company issued warrants to each lender that may be converted into shares of common stock of the Company. The Secured Promissory Notes mature in February of 2025. Interest is charged at an annual simple rate of 9.25%, which increases to 12% upon the occurrence of an Event of Default. The warrants that were issued in connection with the issuance of the Secured Promissory Notes have an exercise price of $12.00 per share of common stock. Such warrants are exercisable at any point for a period of 10 years from the date issued. The warrants are not transferable, nor do they carry any voting rights or other rights of a shareholder. The holders of the warrants cannot net settle, and all exercises of such warrants must be completed in cash.

During the year ended December 31, 2023, the Company issued an additional $5.5 million of secured promissory notes with terms like those described above (the “2023 Promissory Notes”). However, no warrants were issued in connection with the issuance of these additional secured promissory notes. These 2023 Promissory Notes have maturity dates ranging from November of 2023 to December of 2024. For the notes with original maturity dates prior to the date these financial statements are issued, the Company reached agreements with the noteholders to extend the maturity date to the earlier of May 31, 2024 or the date of the transaction with MCAC. The notes accrue interest at a simple annual interest rate that ranges from 18% to 24.0%. Additionally, the Company is not required to make any payments under these promissory notes prior to maturity.

During the three months ended March 31, 2024, the Company issued three additional secured promissory notes totaling $1.5 million. The notes accrue interest at a simple annual interest rate of 24%. There were no warrants issued in connection with the issuance of these additional secured promissory notes. These Promissory Notes have maturity dates ranging from October of 2024 to March of 2025.

A summary of the secured promissory note agreements entered throughout 2023 and 2024 is as follows:

Entity	Amount	Interest Rate	Issue Date	Maturity Date	Total by Quarter
First Quarter, 2023
Arumilli LLC	$250,000	18%	1-Jan-23	31-May-24
SriSid LLC	$250,000	18%	1-Mar-24	31-May-24
					$500,000
Second Quarter, 2023
SriSid LLC	$250,000	21%	10-Apr-23	31-May-24
Sri Nalla	$300,000	21%	3-May-23	31-May-24
Ashish Kulkarni	$100,000	21%	5-May-23	4-May-24
					$650,000
Third Quarter, 2023
Arumilli LLC	$250,000	24%	18-Jul-23	17-Jul-24
Arumilli LLC	$250,000	24%	26-Jul-23	25-Jul-24
Arumilli LLC	$250,000	24%	2-Aug-23	1-Aug-24
SriSid LLC	$750,000	24%	2-Aug-23	1-Aug-24
SriSid LLC	$250,000	24%	15-Sep-23	14-Sep-24
SriSid LLC	$650,000	24%	25-Sep-23	24-Sep-24
					$2,400,000
Fourth Quarter, 2023
SriSid LLC	$250,000	24%	19-Oct-23	19-Oct-24
SriSid LLC	$250,000	24%	24-Oct-23	24-Oct-24
SriSid LLC	$350,000	24%	9-Nov-23	8-Nov-24
SriSid LLC	$200,000	24%	10-Nov-23	9-Nov-24
Ashish Kulkarni	$200,000	24%	13-Nov-23	12-Nov-24
Arumilli LLC	$500,000	24%	15-Dec-23	15-Dec-24
SriSid LLC	$210,000	24%	15-Dec-23	15-Dec-24
					$1,960,000
First Quarter, 2024
Arumilli LLC	$500,000	24%	18-Jan-24	17-Jan-25
IT Corpz Inc	$500,000	24%	2-Feb-24	31-Oct-24
Arumilli LLC	$500,000	24%	13-Mar-24	12-Mar-25
					$1,500,000

The total amount outstanding under these promissory note agreements as of March 31, 2024 and December 31, 2023 were $8,809,659 and $7,410,000, respectively.

Convertible Notes

The Company issued $1,350,000 of convertible notes in September of 2022 that mature two years from the date of issuance (September 2024). On February 22, 2023, the convertible notes were amended to clarify how these Convertible Notes convert; this modification did not change the future cash flows of the notes. The Convertible Notes automatically convert in three (3) different situations: (i) upon the consummation of a Qualified Financing, (ii) upon the consummation of a Change of Control, or (iii) upon maturity.

In the case of a Qualified Financing (as defined below), the convertible notes (principal plus interest) automatically convert at a quotient, the numerator of which is the entire principal of the convertible notes and any interest accrued and the denominator is the lesser of 80% of the price per share to be sold in a financing event, or $7.00 per share, adjusted for any stock dividend, stock split, combination, or other similar recapitalization with respect to such class or series. In the case of a Change of Control (as defined below), the convertible notes (principal plus interest) automatically convert into shares of Common Stock of the Company at a conversion price that will be based upon a pre-money valuation of the Company equal to eighty percent (80.0%) of the enterprise value of the Company as determined based upon the net consideration to be paid in connection with such Change of Control transaction. If the convertible notes are still outstanding at maturity, they automatically convert (principal plus interest) into shares of a separate series of the Company’s Series B Preferred Stock having identical rights, privileges, preferences and restrictions as the Company’s existing Series B-1 Preferred Stock, except the liquidation preference, dividend rights and anti-dilution protection will be appropriately adjusted to reflect the price per share at which the convertible notes are converted into Series B Preferred Stock, which is at the conversion price of $7.00 per share (subject to adjustments for stock dividends, stock splits, or other similar recapitalization events with respect to such class or series of shares).

A Qualified Financing is defined as the next transaction or series of transactions after the issuance of the Notes in which the Company sells shares of its privately issued equity securities resulting in gross proceeds to the Company of at least $5 million (not including the Notes). The closing of this transaction would not be deemed a Qualified Financing.

A Change of Control means (i) that the beneficial ownership (as defined in Rule 13d3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any parent or subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company (A) pursuant to the Merger Agreement and/or (B) with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition. The closing of this transaction would be deemed a Change of Control.

Interest is charged at an annual (simple) rate of 5.0%. The rate increases to 8.0% upon the occurrence of an Event of Default. The Company has the right to prepay the entire principal amount of the convertible notes upon approval by the holders of the majority of the convertible notes.

The Company further issued an additional $0.9 million of convertible notes under the same terms during the year ended December 31, 2023 with terms similar to those described above.

Convertible Notes Due From MCAC

As of March 31, 2024, the Company has provided $445,000 to Monterey Capital Acquisition Corporation (“MCAC”) in the form of convertible notes receivable for working capital purposes. The convertible notes receivable are to be repaid to the Company upon consummation of a Business Combination, without interest, or at the Company’s option, convertible into Private Warrants at a price of $1.00 per warrant.

Libertas (Sale of Future Receipts)

On April 25, 2023, the Company entered into a sale of Future Receipts agreement with Libertas Funding, LLC, an independent third party (“Libertas”). Pursuant to this agreement, the Company sold and assigned $1,597,144 of Future Receipts in exchange for net cash proceeds of $1,176,000, including a fee of $24,000. As a result, the Company recorded a discount of $421,144. Under the agreement, the Company agreed to pay the third party a minimum of $30,174 of weekly sales receipts until the Future Receipts have been collected. for the term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 2, 2023, the Company amended this agreement with Libertas to extend the weekly sales receipts period to one year from the amendment date, requiring weekly sales receipts of $17,700 until the remaining Future Receipts have been collected. Further in connection with this amendment, the Company incurred an incremental fee of $100,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50, Debt — Modificationsand Extinguishments (“ASC 470-50”).

Similarly, to the transaction in April, on August 7, 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $1,290,000 of future receipts in exchange for net proceeds of $980,000, including a fee of $20,000. As a result the Company recorded a discount of $310,000. Under the agreement the Company agreed to pay the third party approximately $25,595 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 29, 2023, the Company amended this agreement with Libertas to borrow an incremental $370,543. Due to this refinancing, Libertas forgave a portion of this debt outstanding totaling $130,000 and the Company incurred an incremental fee of $221,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50.

As a result of the amendments noted above, as of December 31, 2023, all remaining discounts were written off. As a result of the amendments noted above, the Company wrote off all remaining debt discounts, yielding incremental interest expense of $662,400. This loss on extinguishment of debt was offset by the forgiveness of debt in connection with each amendment, as discussed above, of $162,080 relating to the first amendment and $130,000 relating to the second amendment, yielding a loss on extinguishment of debt of $370,320 that was recognized during the year ended December 31, 2023.

On January 4, 2024, like the transactions in April and August of 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $451,500 of future receipts in exchange for net proceeds of $350,000, including an origination fee of $7,000 and an original issuance discount of $101,500. As a result, the Company recorded a discount of $108,500. Under the agreement, the Company agreed to pay the third party approximately $8,958 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out.

On January 30, 2024, the Company amended each of its outstanding agreements with Libertas to consolidate the agreements into one without any change to the total Future Receipts committed. In connection with this amendment, the Company sold a total of $2,600,000 of Future Receipts in exchange for the remaining balances on each of the Company’s outstanding agreements with Libertas as of the date of the transaction, totaling $2,077,011 with an original issuance discount of $522,989. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50. As a result of the amendment, as of March 31, 2024, all unamortized discounts were written off, resulting in a loss on extinguishment of $591,864.

In connection with these instruments, the Company recorded discounts. These discounts are recorded as an adjustment to the related liability within the “Current portion of debt, net of discount” in the unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023. As discussed above, as of March 31, 2024 and December 31, 2023, the discounts offered associated with these borrowings were zero.

In connection with the January 30, 2024 amendment, the Company erroneously received an incremental $1.1 million from Libertas. Such amounts received were provided to the Company in error and are due and payable in full to Libertas. Libertas has agreed to loan the Company this amount and is currently negotiating repayment terms with the Company. This is shown as a Due to Libertas on the unaudited condensed consolidated balance sheet.

Since the Company has significant continuing involvement in the generation of future cash flows due under these agreements among other indicators, pursuant to ASC 470-10-25-2, Debt- Sales of Future Revenues or Other Various Measures of Income, the Company has reflected any future commitments to Libertas associated with these agreements as Debt.

The balance of the total sale on Future Receipts stated above as of March 31, 2024 and December 31, 2023 is $2,393,651 and $1,938,257, respectively, which is included in the current portion of debt on the condensed consolidated balance sheets.

Other Notes

The Company also has other smaller loans that are described within Note 9 to the Company’s unaudited condensed consolidated interim financial statements as of March 31, 2024 and 2023.

Going Concern

The Company incurred net losses of $2,603,373 and $919,836 for the three months ended March 31, 2024 and 2023, respectively, and had an accumulated deficit of $25,466,061 as of March 31, 2024. The Company’s net cash used in operating activities was $1,230,749 for the three months ended March 31, 2024 and the working capital deficit totaled $15,721,766 as of March 31, 2024.

As of March 31, 2024, ConnectM had cash and cash equivalents of $0.9 million. In addition, the Company is expecting to have to pay $15.4 million of principal to the Company’s lenders throughout the next twelve months through March 31, 2025. The Company did not generate cash flows from operations for either of the three months ended March 31, 2024 or 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s plans to address the substantial doubt about the Company’s ability to continue as a going concern include the following:

•	obtaining additional financing from related parties and third parties; and

•	potentially extend existing debt agreements; and

•	executing the business combination with MCAC.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Further, the Company cannot provide any assurance that its current noteholders will provide relief and extend the Company’s current required payments under its debt agreements. ConnectM’s primary uses of cash are to fund its operations as it continues to grow its business. ConnectM will require a significant amount of cash for expenditures as it invests in continuing its acquisition strategy and capitalizes on synergies because of such acquisitions. We have experienced significant net losses since our inception and, given the significant expenditures associated with our business plan, we anticipate that we will continue to incur net losses. ConnectM’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors.”

To the extent that current and anticipated sources of liquidity are insufficient to fund our future business activities and requirements, ConnectM may be required to seek additional equity or debt financing after the closing of the Business Combination. The sale of additional equity would result in additional dilution to stockholders after the closing. The incurrence of debt financing would result in debt service obligation and instruments governing such debt could provide for operating and financial covenants that could restrict ConnectM’s operations. There can also be no assurances that the Company will be able to raise additional capital. The inability to raise capital could adversely affect our ability to achieve our business objectives.

Cash Flows

The following table summarizes ConnectM’s cash flows for the period indicated:

	Three months ended March 31,
	2024	2023	Change
Net cash used in operating activities	(1,230,749)	(1,212,105)	(18,644)
Net cash used in investing activities	(6,569)	(30,274)	23,705
Net cash provided by financing activities	925,938	488,482	437,456

Cash Flows Used In Operating Activities — For the Three months Ended March 31, 2024 and 2023

Net cash used in operating activities for the three months ended March 31, 2024 was $1.2 million. Net cash used in operating activities consisted primarily of net loss of $2.6 million offset by $1.0 million of noncash items, primarily related to the loss on extinguishment of debt associated with the Company’s Libertas agreements of $0.6 million and the depreciation and amortization of long-lived assets and intangible assets of $0.2 million. In addition, for the three months ended March 31, 2024, net changes in operating assets and liabilities resulted in cash provided by operating activities of $0.4 million.

Net cash used in operating activities for the three months ended March 31, 2023 was $1.2 million. Net cash used in operating activities consisted primarily of net loss of $0.9 million offset by certain noncash items, primarily related to the depreciation and amortization of long-lived assets and intangible assets of $0.2 million, offset by the unrealized gain associated with the Company’s convertible debt that was measured at fair value of $0.2 million. In addition, for the three months ended March 31, 2023, net changes in operating assets and liabilities resulted in cash used in operating activities of $0.4 million.

Cash Flows Used In Investing Activities — For the Three months Ended March 31, 2024 and 2023

Net cash used in investing activities for the three months ended March 31, 2024 was $6 thousand. This use in cash consisted of investing activities relating to the purchase of property and equipment.

Net cash used in investing activities for the three months ended March 31, 2023 was $30 thousand. This use in cash consisted of investing activities relating to the purchase of property and equipment and capitalized software development costs.

Cash Flows Provided By Financing Activities — For the Three months Ended March 31, 2024 and 2023

Net cash provided by financing activities for the three months ended March 31, 2024 was $0.9 million. Net cash provided by financing activities consisted primarily of proceeds from the issuance of debt of $2.4 million and the receipt of $1.1 million from the Company’s lender, Libertas, that was received in error. For further information regarding this, please see Note 9 to the condensed consolidated financial statements as of and for the three months ended March 31, 2024. These financing activities were offset by the payment of extension fees into MCAC’s trust account of $1.0 million, payments of financing fees of $0.6 million and payments on the Company’s long term debt facilities of $0.9 million.

Net cash provided by financing activities for the three months ended March 31, 2023 was $0.5 million. Net cash provided by financing activities consisted primarily of proceeds from the issuance of debt of $0.9 million including $0.4 million of convertible notes, offset by payments on the Company’s long term debt facilities of $0.4 million.

Cash Flows

The following table summarizes ConnectM’s cash flows for the period indicated:

	Year Ended December 31,
	2023	2022	Change
Net cash used in operating activities	(4,576,692)	(1,633,631)	(2,943,061)

	Year Ended December 31,
	2023	2022	Change
Net cash used in investing activities	(510,711)	(1,291,388)	780,677
Net cash provided by financing activities	4,227,160	3,451,969	775,191

Cash Flows Used In Operating Activities — For the Years Ended December 31, 2023 and 2022

Net cash used in operating activities for the twelve months ended December 31, 2023 was $4.6 million. Net cash used in operating activities consisted primarily of net loss of $9.2 million offset by $2.2 million of noncash items, primarily related to the depreciation and amortization of long-lived assets and intangible assets of $0.8 million, amortization of the Company’s debt discount recorded on its different debt facilities of $0.3 million, a write down of inventory due to obsolescence of $0.2 million, a loss on impairment of $0.2 million, and a loss on the extinguishment of debt of $0.4 million. In addition, for the twelve months ended December 31, 2023, net changes in operating assets and liabilities resulted in cash provided by operating activities of $2.5 million.

Net cash used in operating activities for the twelve months ended December 31, 2022 was $1.6 million. Net cash used in operating activities consisted primarily of net loss of $3.5 million offset by $0.7 million of noncash items, primarily related to the depreciation and amortization of long-lived assets and intangible assets of $0.5 million and a loss on impairment of $0.6 million, offset by deferred tax liabilities movement of $0.5 million due to the release of the valuation allowance on the Company’ resulting from the acquisitions executed in 2022. In addition, for the twelve months ended December 31, 2022, net changes in operating assets and liabilities resulted in cash provided by operating activities of $1.2 million.

Cash Flows Used In Investing Activities — For the Years Ended December 31, 2023 and 2022

Net cash used in investing activities for the twelve months ended December 31, 2023 was $0.5 million. This use in cash consisted of the issuance of convertible notes to MCAC for $0.4 million, with other immaterial investing activities primarily relating to the purchase of property and equipment and capitalized software.

Net cash used in investing activities for the twelve months ended December 31, 2022 was $1.3 million. This use in cash was primarily related to the acquisitions outlined within the Company’s consolidated financial statements as of and for the years ended December 31, 2022 of $1.1 million and the capitalization of software of $145 thousand.

Cash Flows Provided By Financing Activities — For the Years Ended December 31, 2023 and 2022

Net cash provided by financing activities for the twelve months ended December 31, 2023 was $4.2 million. Net cash provided by financing activities consisted primarily of the issuance of different long term debt facilities of $9.0 million and $0.9 million of incremental convertible notes, offset by the payment of extension fees into MCAC’s trust account of $2.5, payments on the Company’s long term debt facilities of $2.2 million, payments of deferred offering costs of $1.0 million, and payments on finance leases of $0.1 million.

Net cash provided by financing activities for the twelve months ended December 31, 2022 was $3.5 million. Net cash provided by financing activities consisted primarily of the issuance of different long term debt facilities of $3.3 million, offset by payments on the Company’s long term debt facilities, finance leases, and deferred offering costs of $0.6 million and $57 thousand, and $0.5 million, respectively. Furthermore, the Company issued $1.2 million of Series B-2 preferred shares.

Critical Accounting Policies and Significant Management Estimates

This discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses and net loss incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

ConnectM’s significant accounting policies are described in the notes to its audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 included elsewhere in this proxy statement/prospectus. There have been no material changes to our critical accounting estimates during the three months ended March 31, 2024 from those described in Note 2 to the Company’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 included elsewhere in this proxy statement/prospectus.

ConnectM believes its significant accounting policies described in Note 2 to the Company’s unaudited condensed consolidated financial statements are most critical to understanding and evaluating its reported financial results.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements is included in Note 2 to ConnectM’s unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2024 and 2023.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

The majority of ConnectM’s Debt utilizes simple fixed interest rates and are not subject to significant increases or declines in market rates. However, continued increases in interest rates could increase the cost of new indebtedness, and could materially and adversely affect our results of operations, financial condition, liquidity, and cash flows.

Concentration of Credit Risk

ConnectM deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold ConnectM’s cash are financially sound and, accordingly, minimal credit risk exists with respect to cash.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. MCAC previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, ConnectM will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare MCAC’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

ConnectM will remain an emerging growth company under the JOBS Act until the earliest of December 31, 2026, (b) the last date of ConnectM fiscal year in which ConnectM has total annual gross revenue of at least $1.235 billion, (c) the date on which ConnectM is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which ConnectM has issued more than $1.0 billion in non-convertible debt securities during the previous three years.